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                                                                     EXHIBIT 4.8

                                 AMENDMENT TO
                      THE TRUE NORTH COMMUNICATIONS INC.
                   PROFIT SHARING AND SAVINGS PLAN FOR BJK&E

                                 AMENDMENT TO
                      THE TRUE NORTH COMMUNICATIONS INC.
                   PROFIT SHARING AND SAVINGS PLAN FOR BJK&E

     In accordance with Section 13.2 of the True North Communications Inc. Profit Sharing and Savings Plan for BJK&E (the "Plan"), Bozell, Jacobs, Kenyon & Eckhardt, Inc. hereby amends the Plan as follows, effective as of April 1, 1999:

     1. Article I is amended by the addition of the following Section 1.30A after Section 1.30:

          1.30A "Restricted Account Balance" shall have the meaning set forth in Section 4.3.

     2.   Section 2.1 is amended to read as follows:

          "2.1  ELIGIBILITY.
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          (a)  Existing Participants.   Each Eligible Employee who was a
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          Participant immediately prior to April 1, 1999, shall continue to be a
          Participant on and after such date.

          (b)  Elective Contributions, Voluntary After-Tax Contributions and
               -------------------------------------------------------------
          Matching Contributions.  Each Eligible Employee not described in
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          paragraph (a) whose Hours of Service customarily exceed 1,000 in a
          Plan Year shall become eligible to make Elective Contributions, pursuant to Section 3.1 and Voluntary After-Tax Contributions, pursuant to Section 3.5 and to have Matching Contributions made for his benefit, pursuant to Section 3.2, on the first day of the first month coinciding with or next following the 60th day after his or her date of employment, provided he is still an Eligible Employee on such date. An Employee whose Hours of Service customarily exceed 1,000 in a Plan Year (or who has completed a Year of Service) and who becomes (or again becomes) an Eligible Employee upon his (i) transfer to a Participating Employer from an Employer that is not a Participating Employer, (ii) change in employment status or (iii) rehire by a Participating Employer shall become eligible to make Elective Contributions, pursuant to Section 3.1 and Voluntary After-Tax Contributions, pursuant to Section 3.5 and to have Matching Contributions made for his benefit, pursuant to Section 3.2, as soon as administratively practicable following such transfer, change in employment status or rehire, but in no event earlier than the first day of the month immediately following such transfer, change in employment status or rehire. Any other Eligible Employee shall become eligible to make Elective
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          Contributions, pursuant to Section 3.1 and Voluntary After-Tax
          Contributions, pursuant to Section 3.5 and to have Matching Contributions made for his benefit, pursuant to Section 3.2, as of the Entry Date coinciding with or next following his completion of a Year of Service, provided he is still an Eligible Employee on such date.

          "(c) Discretionary Contributions.  Each Eligible Employee not
               ---------------------------
          described in paragraph (a) shall become a Participant eligible to be allocated Discretionary Contributions, pursuant to Section 3.3, and to participate in the Plan for all other purposes, on the Entry Date coincident with or immediately following the date on which he completes a Year of Service, provided he is still an Eligible Employee on such date."

     3.   Section 3.2, second sentence, is amended to read as follows:

          "The amount of Matching Contributions made by a Participating Employer for the payroll period on behalf of a Participant shall be equal to 100% of the sum of the Elective Contributions made on behalf of the Participant for the current payroll period and all prior payroll periods in the Plan Year which do not exceed 3-1/3 % of the Participant's cumulative Compensation for the Plan Year, reduced by all prior Matching Contributions made on behalf of the Participant for the Plan Year."

     4. Section 3.5, paragraph (b), first sentence, is amended to read as follows:

          "Each Voluntary Contribution Agreement shall be in the form prescribed or approved by the Committee and may be entered into or changed by the Participant, with such prior notice as the Committee may prescribe, as of the first day of any calendar quarter."

     5. Article III is amended by the addition of the following Section 3.12 at the end thereof:

          "3.12 FORMS OF CONTRIBUTIONS. Contributions to the Plan may be made in cash or shares of Stock or a combination thereof. For this purpose, the value of Stock delivered to the Trustee shall be the closing price therefor on such date, as reported on the New York Stock Exchange or such other national securities exchange on which the Stock may be listed or, if not listed on a stock exchange on such date, the mean of the reported bid prices for the Stock on such date."

     6.   Section 4.3 is amended to read as follows:

          "4.3 INVESTMENT FUNDS.
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          At the direction of the Pension Investment Committee, the Trustee shall establish and maintain one or more investment funds, with differing investment objectives, in which the Trust Fund shall be invested (the "Investment Funds"). One of the Investment Funds established and maintained by the Trustee shall be a fund

                                      (2)
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          whose assets shall be invested primarily, if not exclusively, in Stock
          (the "TN Stock Fund"). Except as provided in the following paragraph, and subject to rules established by the Committee (which rules shall be applied in a uniform, nondiscriminatory manner), each Participant shall direct the investment by the Trustee of amounts allocated to the Participant's Accounts among any one or more or the Investment Funds. The Pension Investment Committee may at any time, and from time to time, direct that a new Investment Fund or Funds be established and/or discontinue an existing Investment Fund or Funds. All dividends, interest and other income of, as well as any cash received from the sale or exchange of securities or other property of an Investment
          Fund, shall be invested and reinvested in the same Investment Fund.

          Notwithstanding the preceding paragraph, the following portions of a Participant's Accounts shall not be subject to investment direction by the Participant, but instead shall be invested exclusively in the TN Stock Fund: (i) the portion of the Participant's Matching Contributions Account attributable to Matching Contributions made on his behalf on or after April 1, 1999, and the portion of such account which was invested in the "Company Stock Fund" as such term was defined under the Plan prior to the Effective Date, and (ii) the portion of the Participant's Discretionary Employer Contributions Account attributable to contributions which were made under the True North Communications Inc. Stock Bonus Plan for BJK&E which was merged into this Plan and the portion of such account which was invested in the "Company Stock Fund" as such term was defined under the Plan prior to the Effective Date (said portions of a Participant's Accounts hereinafter being referred to as the Participant's "Restricted Account Balance"). However, subject to applicable securities laws and only as and to the extent permitted by the Committee in accordance with rules which it may establish (which rules may include age and/or amount limitations and which rules may be amended from time to time), a portion of each Participant's Restricted Account Balance may become unrestricted, on or after which time, the Participant may direct the investment of such portion of the Participant's Accounts among one or more of the Investment Funds made available under the Plan, as provided and in accordance with the provisions of the first paragraph of this Section 4.3.

          All investment directions shall be timely furnished to the Trustee by the Committee, except to the extent that the Committee and the Trustee mutually agree that the Trustee may accept investment instructions directly from Participants. In making any investment of the assets of the Trust Fund among the various Investment Funds, the Trustee shall be fully entitled to rely on such directions furnished by the Committee or, if applicable under the preceding sentence, by the Participant, and shall be under no duty to make any inquiry or investigation with respect thereto. None of the Trustee, the Committee, or the Pension Investment Committee shall be liable for any loss, nor shall any of such parties be liable for any breach, resulting from a Participant's direction of the investment of any part of his individual Account in one or more of the Investment Funds.

                                      (3)
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          Except with respect to Restricted Account Balances, the Plan is intended to be an "ERISA Section 404(c) plan" within the meaning of regulations issued pursuant to such section. The Committee shall be the fiduciary identified to furnish the information contemplated by ERISA Section 404(c), but may designate on its behalf another person or entity to provide such information or to perform any of the obligations of the Committee under thps Section 4.3.

          The Trustee may make purchases and sales of Stock for the TN Stock Fund either in the public market or in private purchases at the then current market price."

     7.   Article 10, Section 10.9 is amended to read as follows:

          "10.9  CONFIDENTIALITY.  Notwithstanding anything contained herein to
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          the contrary, all instructions and directions received by the Trustee for Participants pursuant to Section 10.7 and 10.8 shall be maintained by the Trustee as confidential and shall not be disclosed to any person, including but not limited to, any Participating Employer or Employee, or any Employee, officer or director of any Participating Employer or Employer; provided, however, that such instructions may be relayed by the Trustee to a record keeper, auditor or other person providing services to the Plan if such person (i) is not a Participating Employer or Affiliate or an Employee, officer or director of a Participating Employer or Affiliate and (ii) agrees not to divulge such instructions to any other person, including but not limited to, any Participating Employer or Employer, or any Employee, officer or director of any Participating Employer or Affiliate."

     8.   Exhibit A, Section 8, second sentence is amended to read as follows:

          "All such contributions and reallocated forfeitures shall instead be invested in the other Investment Funds (in accordance with the investment instructions of the Participants to whose accounts such amounts are allocated)."


     IN WITNESS WHEREOF, Bozell, Jacobs, Kenyon & Eckhardt, Inc. has caused this amendment to be executed this 6th day of April, 1999.

                              BOZELL, JACOBS, KENYON & ECKHARDT, INC.

                              By:  ________________________________________

                              Its: ________________________________________

                                      (4)